UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 1, 2010
GERBER SCIENTIFIC, INC.
(Exact name of Registrant as specified in its charter)

CONNECTICUT	001-05865	06-0640743

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut	06074

(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:	(860) 644-1551
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Asset Purchase Agreement
     On December 2, 2010, Gerber Scientific International, Inc. (the “Seller”), a wholly-owned subsidiary of Gerber Scientific, Inc. (the “Company”), Coburn Technologies, Inc. (the “Buyer”) and Edward G. Jepsen, as Guarantor, entered into an Asset Purchase Agreement, dated as of December 2, 2010 (the “Asset Purchase Agreement”), pursuant to which, and subject to the satisfaction or waiver of the conditions set forth therein, the Seller will sell to the Buyer (the “Asset Sale”) substantially all of the Seller’s assets, properties, rights and interests primarily or solely related to the Seller’s ophthalmic lens processing unit, Gerber Coburn (the “Gerber Coburn Unit”). The Gerber Coburn Unit is engaged in the business of designing, manufacturing, marketing and providing computer-integrated lens processing systems to retail outlets, eye-care professionals and independent lens production laboratories and supplying spare parts and consumables to and servicing such systems.
     Upon the consummation of the Asset Sale, the Buyer will pay the Seller in cash a purchase price of $21,000,000 for the assets of the Gerber Coburn Unit (the “Purchase Price”) and will assume specified liabilities of the business. The Purchase Price is subject to reduction by the amount of any indebtedness of the Gerber Coburn Unit (expected to be zero) that the Buyer satisfies at the closing of the Asset Sale. The Purchase Price is also subject to a post-closing adjustment relating to the working capital and any unpaid indebtedness of the Gerber Coburn Unit as of the closing date (less any such indebtedness satisfied by the Buyer). The Company intends to apply the estimated net proceeds of the Asset Sale (before any post-closing adjustment) of approximately $19,000,000, after fees and expenses, to reduce its outstanding debt and for general corporate purposes.
     Completion of the Asset Sale is subject to certain customary conditions precedent, including, among others, the representations and warranties of each party being true and correct except, generally, where such failure to be correct would not have a material adverse effect on such party, compliance by the Seller and the Buyer, in all material respects, with such party’s respective obligations under the Asset Purchase Agreement, the Seller’s delivery of specified legal approvals and consents of third parties, the absence of an order or law enjoining or prohibiting the completion of the Asset Sale, and the absence of a material adverse effect with respect to the Gerber Coburn Unit between the date of the Asset Purchase Agreement and the closing of the Asset Sale.
     The Asset Purchase Agreement contains customary representations, warranties, covenants and indemnities by the parties. During the period between the date of the Asset Purchase Agreement and the closing of the Asset Sale, the Asset Purchase Agreement provides that, among other actions, the Gerber Coburn Unit will conduct its business in the ordinary course and consistent with past practices.
     The Asset Purchase Agreement contains certain termination rights for both the Seller and the Buyer, including that either party may terminate the Asset Purchase Agreement if the Asset Sale has not closed on or before December 31, 2010, or on or before January 31, 2011 in specified circumstances. Upon termination of the Asset Purchase Agreement in certain circumstances, the Seller or the Buyer, as applicable, would be obligated to pay the other party a termination fee of $1,250,000.

     Edward G. Jepsen, the chief executive officer and controlling shareholder of the Buyer, is a party to the Asset Purchase Agreement as the guarantor of the Buyer’s obligation to pay the termination fee described above.
     Upon the consummation of the Asset Sale, the Seller will enter into a transition services agreement with the Buyer pursuant to which the Seller will provide the Buyer with post-closing administrative and operating support services for specified fees, except for certain services that will be provided free of charge to the Buyer for 90 days after the closing date. In addition, after the closing the Buyer will sublease from the Seller a manufacturing and office facility in South Windsor, Connecticut. The sublease will have a five-year initial term, with two optional, one-year extensions. Quarterly rental payments of $56,250 will be adjusted based on annual CPI increases (but not decreases) beginning on January 1, 2012, but such increases cannot exceed 4% in any year.
     Mr. Jepsen was formerly a director of the Company and most recently a member of the Company’s Audit and Finance Committee and its Management Development and Compensation Committee. As reported under Item 5.02 of this Current Report on Form 8-K, upon the execution of the Asset Purchase Agreement, and effective as of December 2, 2010, Mr. Jepson resigned from the Board of Directors and all committees of the Board of Directors on which he was then serving.
     Alex F. Incera, an executive officer of the Company and President of Gerber Coburn Unit, and other executives of the Gerber Coburn Unit have advised the Company that they will become shareholders of the Buyer before the closing of the Asset Sale and will serve in executive capacities with the Gerber Coburn Unit after the closing of the Asset Sale.
     The Asset Purchase Agreement and the Asset Sale and other transactions contemplated thereby were approved by a committee of the Company’s Board of Directors consisting of disinterested directors. The Purchase Price and the other terms of the Asset Purchase Agreement were determined as part of a six-month competitive bidding sales process for the Gerber Coburn Unit that involved discussions by the Company and its financial advisor with a number of potential strategic and financial buyers.
     The foregoing description of the Asset Purchase Agreement and the transactions contemplated thereby is not complete and is subject and qualified in its entirety by reference to the text of the Asset Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein. The representations and warranties of the parties in the Asset Purchase Agreement have been made solely for the benefit of the other parties to the Asset Purchase Agreement, and were not intended to be and should not be relied upon by the Company’s shareholders; should not be treated as categorical statements of fact, but rather as a way of allocating risk between the parties; have in some cases been qualified by disclosures that were made to the other party in connection with the negotiation of the Asset Purchase Agreement, which disclosures are not necessarily reflected in such agreement; may apply standards of materiality in a way that is different from what may be material to investors; and were made only as of the date of the Asset Purchase Agreement or such other date or dates as may be specified in the Asset Purchase Agreement and are subject to more recent developments.

Credit Agreement Amendment
     Effective as of December 1, 2010, the Company entered into a Consent and Fourth Amendment to Credit Agreement, dated as of December 1, 2010, by and among the Company and Gerber Scientific International Inc., as Borrowers, Gerber Coburn Optical International, Inc., Gerber Scientific UK, Ltd., Spandex Ltd., and Virtek Vision International Inc., as Guarantors, the several banks and other financial institutions and lenders from time to time party thereto, as Lenders, and RBS Citizens, N.A., in its capacity as administrative agent for the Lenders. Among other changes, the Amendment reduces the borrowing capacity under the facility to $60 million from $75 million. The Amendment allows the sale of the Gerber Coburn Unit assets described above, subject to the Company’s receipt of net proceeds of at least $15,000,000, and permits the Company to transfer an owned facility to its current Connecticut landlord and acquire a rented facility from the landlord (the “Real Estate Transaction”), which the Company intends to sell. The Amendment also modifies the definitions of Consolidated EBIT for purposes of certain financial covenants to allow the add-back of certain non-recurring charges that include goodwill impairment charges associated with the Gerber Coburn Unit, non-cash charges and losses associated with the sale of Gerber Coburn Unit assets and the Real Estate Transaction, and non-recurring fees and expenses incurred in connection with the Real Estate Transaction.
     The foregoing description of the Amendment is not complete and is subject and qualified in its entirety by reference to the text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.02	Results of Operations and Financial Condition.
     On December 2, 2010, the Company issued a press release containing information about certain financial results for its fiscal quarter ended October 31, 2010. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 2.06	Material Impairments.
     The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.06.
     On December 2, 2010, the Company’s management, following discussions with the Board of Directors and the Company’s auditors, concluded that, based on the results of the sales process for the Gerber Coburn Unit and interim goodwill impairment tests, the ophthalmic lens processing reporting unit’s goodwill of $16.9 million was impaired. The Company expects to record a non-cash goodwill impairment charge of approximately $16.9 million in the fiscal quarter ended October 31, 2010.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) Effective as of December 2, 2010, upon the execution of the Asset Purchase Agreement described under Item 1.01 of this Current Report on Form 8-K, Edward G. Jepsen resigned from the Company’s Board of Directors and all committees of the Board of Directors on which he was then serving.
     The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 5.02.

Item 9.01	Financial Statements and Exhibits.
     The Company herewith files or furnishes the following documents as exhibits to this report:
     (d) Exhibits

Exhibit
Number	Description of Exhibit
2.1	Asset Purchase Agreement, dated as of December 2, 2010, among Gerber Scientific International, Inc., Coburn Technologies, Inc. and Edward G. Jepsen *
10.1
Consent and Fourth Amendment to Credit Agreement, dated as of December 1, 2010, by and among Gerber Scientific, Inc. and Gerber Scientific International Inc., as Borrowers, Gerber Coburn Optical International, Inc., Gerber Scientific UK, Ltd., Spandex Ltd., and Virtek Vision International Inc., as Guarantors, the several banks and other financial institutions and lenders from time to time party thereto, as Lenders, and RBS Citizens, N.A., in its capacity as administrative agent for the Lenders.

99.1	Press Release, dated December 2, 2010

*	Exhibits to Asset Purchase Agreement omitted pursuant to Item 601(b)(2) of Regulation S-K. The omitted exhibits consist of Exhibit A – Transition Services Agreement and Exhibit B – Sublease and Consent. The Company agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.
Date: December 2, 2010	By:	/s/ Michael R. Elia
Michael R. Elia
Executive Vice President, Chief Financial Officer, Chief Accounting Officer (Duly Authorized Officer)

Exhibit Index

Exhibit
Number	Description of Exhibit
2.1	Asset Purchase Agreement, dated as of December 2, 2010, among Gerber Scientific International, Inc., Coburn Technologies, Inc. and Edward G. Jepsen *
10.1
Consent and Fourth Amendment to Credit Agreement, dated as of December 1, 2010, by and among Gerber Scientific, Inc. and Gerber Scientific International Inc., as Borrowers, Gerber Coburn Optical International, Inc., Gerber Scientific UK, Ltd., Spandex Ltd., and Virtek Vision International Inc., as Guarantors, the several banks and other financial institutions and lenders from time to time party thereto, as Lenders, and RBS Citizens, N.A., in its capacity as administrative agent for the Lenders.

99.1	Press Release, dated December 2, 2010

*	Exhibits to Asset Purchase Agreement omitted pursuant to Item 601(b)(2) of Regulation S-K. The omitted exhibits consist of Exhibit A – Transition Services Agreement and Exhibit B – Sublease and Consent. The Company agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.